Filed Pursuant To Rule 433

Registration No. 333-233191

December 4, 2019

Twitter: NTF Platform Announcement Posts for LPL

Posts link to: AdTrax code: Exp. Date: ALPS code (if applicable):	https://us.spdrs.com/en/investment-ideas/evaluate-total-cost-of-ownership *2701197.1.1.AM.RTL* *8/31/2020* *GLDM Prospectus:* *https://us.spdrs.com/public/SPDR_GLDM_PROSPECTUS.pdf*

Gold Best Performers:

Tweet 1

The world's largest and most liquid #gold #ETF is now available COMMISSION FREE on select third party platforms!

Find out what this means for total cost of ownership: [Bit.ly – placeholder!]

#Look4Liquidity #SPDRLiquidity

Source: Bloomberg, as of 10/10/2019

Image:


GLD
largest and most liquid gold ETF
now available for ZERO commission
Source: "largest gold ETF" statement based on $42.031 billion assets under management as of 11/29/2019. "Most liquid gold ETF" statement based on $1,234,932,821 avg. daily volume for trailing 180 days, as of 11/29/2019. State Street Global Advisors Funds Distributors, LLC does not offer securities trading. SPDR ETFs may not be available for trading on a commission free basis on the brokerage platform on which you trade.
WHAT THIS MEANS FOR YOUR TCO >>
STATE STREET GLOBAL ADVISORS SPDR®

Link Title:
GLD – Now Available COMMISSION FREE

Information Classification: Limited Access

Tweet 2 $0 commission $0.01 bid/ask spread Investing in the largest gold ETF is now EASIER (and commission FREE) on select third party platforms. Learn how this impacts costs: [Bit.ly – placeholder!] #Look4Liquidity #SPDRLiquidity Source: Bloomberg, as of 10/10/2019 Image: Source: “largest gold ETF” statement based on $42.031 billion assets under management as of 11/29/2019. “Most liquid gold ETF” statement based on $1,234,932,821 avg. daily volume for trailing 180 days, as of 11/29/2019. State Street Global Advisors Funds Distributors, LLC does not offer securities trading. SPDR ETFs may not be available for trading on a commission free basis on the brokerage platform on which you trade. Link Title: ZERO Commission Costs on the Largest, Most Liquid Gold ETF Information Classification: Limited Access

Tweet 3

Headline:
Cost-effective access to #gold? Now even easier—$GLDM is available to trade commission-free on select 3rd party platforms. 😱

Learn how GLDM's total cost of ownership just got lower: [Bit.ly – placeholder!]

#Look4Liquidity #SPDRLiquidity

GLDM: [Bit.ly – placeholder!]

Image:


GLDM
SPDR® Gold MiniShares℠ Trust
now available for zero commission
WHAT THIS MEANS FOR YOUR TCO >>
State Street Global Advisors Funds Distributors, LLC does not offer securities trading. SPDR ETFs may not be available for trading on a commission free basis on the brokerage platform on which you trade
STATE STREET GLOBAL ADVISORS SPDR®

Link Title:
GLDM: Our Lowest Cost Gold ETF Now Available COMMISSION FREE

Information Classification: Limited Access

LinkedIn DSUs: Gold NTF Platform Announcement Posts

Posts link to: AdTrax code: Exp. Date: ALPS code (if applicable):	https://us.spdrs.com/en/investment-ideas/evaluate-total-cost-of-ownership *2701197.1.1.AM.RTL* *8/31/2020* *GLDM Prospectus:* *https://us.spdrs.com/public/SPDR_GLDM_PROSPECTUS.pdf* *SPY Fund Details Page:* *https://us.spdrs.com/en/etf/spdr-sp-500-etf-trust-SPY?WT.mc_id=social_eq_liquidity_us_lkdin_oct19*

Gold Best Performers:

Post 1:
Hey LPL and AXA Advisors! Did you know that GLD, the world's largest and most liquid gold ETF, is now available commission FREE on the LPL Strategic Asset Management and Strategic Wealth Management platforms? See how this may impact your total cost of ownership: [Bit.ly – placeholder!]

#Look4Liquidity #SPDRLiquidity

Source: Bloomberg, as of 9/30/2019

Image:


GLD
largest and most liquid gold ETF
now available for ZERO commission
Source: "largest gold ETF" statement based on $42.031 billion assets under management as of 11/29/2019. "Most liquid gold ETF" statement based on $1,234,932,821 avg. daily volume for trailing 180 days, as of 11/29/2019. State Street Global Advisors Funds Distributors, LLC does not offer securities trading. SPDR ETFs may not be available for trading on a commission free basis on the brokerage platform on which you trade.
WHAT THIS MEANS FOR YOUR TCO >>
STATE STREET GLOBAL ADVISORS SPDR®

Link Title:
The Most Liquid Gold-Backed ETF Available for ZERO Commission

Information Classification: Limited Access

Post 2: Looking for cost-effective access to the gold market? Look no further—GLDM is now available commission FREE on select third party platforms. It’s now easier (and more cost effective!) to own our lowest cost gold ETF. Learn more: [Bit.ly – placeholder!] #Look4Liquidity #SPDRLiquidity GLDM: [Bit.ly – placeholder!] Image: Link Title: Our Lowest Cost Gold ETF Now Available Commission Free Information Classification: Limited Access

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.